Exhibit 23.3

CONSENT OF BTIG, LLC

We hereby consent to the inclusion of our opinion letter, dated March 1, 2016, to the Board of Directors of FinTech Acquisition Corp. as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of FTS Holding Corporation with and into a wholly-owned subsidiary of FinTech Acquisition Corp. and to the references to such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ BTIG, LLC

BTIG, LLC

Dated: June 8, 2016